As filed with the Securities and Exchange Commission November 23, 2004
                                           SEC Registration No. 333-
____________________________________________________________________________


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                       FORM SB-2 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                 Q MATRIX, INC.
       -----------------------------------------------------------------
       (Exact Name of Small Business Issuer as Specified in its Charter)

          Delaware                    7378                     33-0686105
-------------------------  ----------------------------   -------------------
(State or Other Jurisdic-  (Primary Standard Industrial   (IRS Employer Iden-
 tion of Incorporation)     Classification Code Number)    tification Number)

         475 Aviation Boulevard, Suite 100, Santa Rosa, California 95043
                              (800) 304-4156
         ---------------------------------------------------------------
                   (Address and Telephone Number of Principal
                Executive Offices and Principal Place of Business)

                          Bryan Klingler, President
         475 Aviation Boulevard, Suite 100, Santa Rosa, California 95043
                              (800) 304-4156
         ---------------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                              James P. Beck, Esq.
                               Krys Boyle, P.C.
   600 Seventeenth Street, Suite 2700 South Tower, Denver, Colorado 80202
                               (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
----------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
                                    Proposed       Proposed
Title of Each           Amount      Maximum        Maximum
Class of Secur-         to be       Offering       Aggregate    Amount of
ities to be             Regis-      Price          Offering     Registration
Registered              tered       per Unit(2)     Price(2)        Fee
----------------------------------------------------------------------------
Common Stock           400,000 (1)   $0.25         $100,000         $12.67
$.001 Par Value        Shares
----------------------------------------------------------------------------

(1)  To be offered by a selling shareholder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

















































      PROSPECTUS         SUBJECT TO COMPLETION; DATED NOVEMBER 23, 2004
      -----------------------------------------------------------------

     The information in this Preliminary Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                                Q MATRIX, INC.

                        400,000 Shares of Common Stock

          A selling shareholder is offering the shares of common stock.

     There is currently no public market for our common stock. We cannot assure you that a trading market for our shares will ever develop. We will attempt to have our common stock quoted on the OTC Bulletin Board.

     INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS AND IS HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                              _________, 2004



























                              TABLE OF CONTENTS


                                                                   PAGE

     Prospectus Summary ..........................................   3

     Risk Factors ................................................   4

     Use of Proceeds .............................................   7

     Market for Common Stock and Related Stockholder Matters .....   7

     Management's Discussion and Analysis or Plan of Operations ..   8

     Business ....................................................  11

     Management ..................................................  17

     Security Ownership of Certain Beneficial Owners
       and Management ............................................  22

     Certain Transactions ........................................  24

     Selling Shareholder  ........................................  25

     Plan of Distribution ........................................  26

     Description of Securities ...................................  28

     Legal Matters ...............................................  29

     Experts .....................................................  29

     Where You Can Find More Information .........................  29

     Index to Financial Statements ...............................  30

                             PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering, our financial statements and the notes to those financial statements that appear elsewhere in this prospectus.

THE COMPANY

     Q MATRIX, Inc. ("we," our," "Q MATRIX" or the "Company") was founded as a Delaware corporation in 1995 and is headquartered in Santa Rosa, California.
Q MATRIX, Inc. is a national distributor of re-manufactured printer toner cartridges. We have been servicing printers and other office equipment through our Preferred Provider Network for over nine years. Over the last few years, we began selling re-manufactured toner cartridges through our dealers and marketing cartridges directly to businesses. We intend to acquire small toner re-manufacturers and distribution companies to take advantage of opportunities we believe exist in that market.

     Our executive offices are located at 475 Aviation Boulevard, Suite 100, Santa Rosa, California 95043, and our telephone number is (800) 304-4156.

THE OFFERING

     Total shares outstanding .............  7,315,264 (1)

     Shares being offered for resale
     to the public ........................  400,000

     Price per share to the public ........  Market price at time of resale, or otherwise negotiated by the
                                             selling shareholder

     Use of proceeds from the offering ....  We will not receive any proceeds from this offering.

________________

(1) As of October 31, 2004, and does not include 2,433,933 shares of common stock issuable upon exercise of outstanding options and warrants.

                                  RISK FACTORS

     An investment in the common stock offered involves a high degree of risk. You should consider carefully the risks described below and all other information contained in this prospectus before making an investment decision. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of, or related to, our company.

WE HAVE OPERATED AT A LOSS FOR MOST OF OUR HISTORY AND HAVE A SUBSTANTIAL ACCUMULATED DEFICIT.

     During our nine-year operating history, we have normally had losses and only rarely made a minimal profit. Additionally, we are currently operating at a loss and are dependent on additional financing in order to continue to operate. During the years ended December 31, 2003 and 2002, we had net losses of $397,456 and $13,776, respectively, and during the nine months ended September 30, 2004, we had a loss of $457,009. As of September 30, 2004, we had an accumulated deficit of $10,063,344. We do not believe that we can achieve profitability until we obtain additional financing and start acquiring other companies. WE EXPECT OUR EXISTING SOURCES OF REVENUES TO DIMINISH AS WE CHANGE OUR BUSINESS STRATEGY.

     The majority of our current revenues come from service and maintenance contracts and time and service calls for office equipment. As we redirect our strategy to focus on the toner cartridge business, we will not be actively promoting and selling service and maintenance contracts. Although we will continue servicing our existing customers, our service contract revenues have diminished and we expect that over time this revenue stream will continue to diminish.

WE HAVE OBLIGATIONS TO OUR SERVICE PROVIDERS THAT ARE PAST DUE.

     We currently have a working capital deficit and payments due to our independent preferred service providers are significantly past due. In most instances, we have continued our working relationship with the providers and have worked out payment arrangements that allow us to continue our operations until we obtain additional financing. However, in several instances, the providers have filed claims against us seeking a judgment for payment. We believe that we can settle these matters without adversely affecting our operations. However, additional lawsuits and related judgments could have a material impact on our ability to continue to fund operations.

THE LOSS OF ANY OF OUR MANAGEMENT WOULD ADVERSELY AFFECT OUR BUSINESS.

     Our success will depend to a significant extent on the performance and continued service of our officers, directors and key employees. None of our employees have employment contracts. There can be no assurance that we will be successful in attracting or retaining personnel needed to expand our operations. We may experience increased costs in order to attract and retain skilled employees. In addition, there can be no assurance that key employees will not leave. If we fail to attract additional qualified employees or to retain the services of key personnel, our business, operating results or financial condition could be materially adversely affected.

WE HAVE BEEN UNABLE TO RAISE NECESSARY INTERIM FUNDING WHICH HAS LED TO ADVERSE OPERATING CONDITIONS.

    We have encountered difficulty in obtaining funding for our operations.
If we are unable to raise the required funds or if unexpected adverse conditions such as losses of customers or judgments against increase our cash requirements, we may not be able to continue to operate and could be forced to declare bankruptcy.

WE DEPEND ON A MAJOR CUSTOMER AND A LOSS OF THAT CUSTOMER WOULD HURT OUR OPERATIONS.

     We have received a significant amount of revenue from Xerox Corporation through a relationship with that company whereby they have marketed our service agreements to their customers. These revenues represented 34% and 48% of our revenues for the years 2003 and 2002, respectively. We cannot assure you that Xerox or its customers will continue to do business with us in the future. The loss of any of this revenue would have a material adverse affect on our operations.

CHANGES IN MARKET CONDITIONS COULD HURT OUR CHANCES FOR PROFITABILITY.

     The toner cartridge market is currently dominated by a few, very large manufactures such as Hewlett Packard and Canon. Significant adjustments in their strategies, such as dramatic price reductions for new toner cartridges, implementation of new toner technologies that render re-manufacturing obsolete or costly or other business changes could have a material, adverse impact on our plan to enter the toner re-manufacturing business.

TONER CARTRIDGE RE-MANUFACTURERS MAY BE UNABLE TO ADAPT TO NEW TECHNOLOGIES.

     Our business plans rely on the ability of other companies' ability to continue to develop, package and supply re-manufactured toner cartridges. As printer technologies change, it may be possible that a much smaller percentage of the current re-manufacturers will be able to keep pace with the printer manufacturer and make the necessary capital investments to produce quality toner replacements in a cost effective manner. Consolidation in the re-manufacture supplier business sector and higher costs to manufacture replacement toner cartridges could also have a material adverse impact on our planned operations.

WE MAY BE UNABLE TO ATTRACT ACQUISITION CANDIDATES.

     We have not entered into any letters of intent with any potential acquisition candidates, and have not specifically identified terms and conditions that would be acceptable to possible acquisition companies. If we fail to attract and acquire suitable businesses, we will not achieve profitability and will be unable to continue in business.

WE MAY BE UNABLE TO SUCCESSFULLY OPERATE COMPANIES THAT WE MAY ACQUIRE.

     Our future revenues are expected to be derived from businesses we acquire. In general, the acquisition of any business, and the subsequent integration of operations and customers, is a difficult task with inherent risks. Failure to successfully integrate acquisition companies could have a material adverse impact on our planned operations.

THERE IS CURRENTLY NO MARKET FOR OUR STOCK AND A MARKET MAY NEVER DEVELOP.

     There is currently no public market for our common stock. We cannot assure you that a trading market for our shares will ever develop. We may not be able to attract broker-dealers willing to make a market for our stock. If no market develops, there will be very little opportunity for our shareholders to liquidate their investment.

ANY MARKET THAT DEVELOPS FOR OUR COMMON STOCK WOULD BE LIMITED WHICH WOULD LIMIT SHAREHOLDERS' ABILITY TO SELL OUR COMMON STOCK, AND INCREASE THE VOLATILITY OF OUR STOCK PRICE.

     We will attempt to have our common stock quoted on the OTC Bulletin Board. The OTC Bulletin Board is generally considered to be a less efficient market than national exchanges or the Nasdaq Stock Market, and trading volumes for stocks quoted on the OTC Bulletin Board are often small. Consequently, the liquidity of our securities could be impaired, not only in the volume of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and media coverage of our business, if any, and lower prices for our securities than might otherwise be attained. This could have an adverse effect on the ability of an investor to sell shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We plan to use all of our earnings, if any, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

DELAWARE LAW AND OUR CORPORATE CHARTER AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR DISCOURAGE TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions that may inhibit changes in control that are not approved by our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control despite possible benefits to our stockholders, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of our stockholders.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

     If a market develops for our common stock, trading in our shares will be subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000 - or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules will affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.


                               USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling shareholder.


            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET FOR COMMON STOCK

     Prior to this offering, there has been no market for our common stock. We cannot assure you that a trading market for our shares will ever develop. We will attempt to have our common stock quoted on the OTC Bulletin Board.

STOCKHOLDERS

     On November 18, 2004, there were approximately 125 holders of record of our common stock.

DIVIDENDS

     We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

     This prospectus includes "forward-looking" statements, which reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, limited financial resources, a history of losses, significant competition, trading risks of low-priced stocks and those other risks and uncertainties discussed in this prospectus that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipate," "believe," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. Except as required by law, we undertake no obligation to announce publicly revisions we make to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus.

OVERVIEW

     The year 2003 was a transitional year for Q MATRIX. Historically, we provided service and maintenance for office equipment. In 2003, we began marketing re-manufactured toner cartridges for printers to our existing customer base and direct to businesses. Additionally, we established a few relationships with toner re-manufacturing companies.

RESULTS OF OPERATIONS

COMPARISON OF YEAR ENDED DECEMBER 31, 2003 TO THE YEAR ENDED DECEMBER 31, 2002

     The net loss for 2003 was $397,456 compared to a loss of $13,776 for 2002. The revenues for 2003 were $2,155,032 compared to revenues of $2,741,864 million for 2002, representing a decline of 21%. The drop in revenue was due primarily to a loss of approximately $500,000 in annualized service contracts. There was approximately $1.4 million of contracts in force as of December 31, 2003. The traditional business of full service maintenance contracts has continued to diminish in the first six months of 2004, as many of the annual contracts are not being renewed. However, we have experienced an increase in our time and materials service business as many of our long time customers continue to request service.

     The gross margin percent was 37% and 45% for 2003 and 2002, respectively. The drop in margin is due to the loss of a major high profit margin customer in mid 2002, and the addition of a large low margin customer. Selling, general and administrative expenses were $1,184,943 representing 55% of the revenue for 2003 and $1,253,667or 46% of the revenue for 2002. As part of the repositioning in 2003, we closed our regional operation in Phoenix, Arizona. Management is confident that the remaining staff represents the core of the Q MATRIX competency.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2004 TO THE NINE MONTHS ENDED SEPTEMBER 30, 2003

     The net loss for the nine months ended September 30, 2004 was $457,009 compared to a net loss of $182,397 for the nine months ended September 30, 2003. Operating results for the nine months ended September 30, 2004 continued to reflect the necessary changes in our operations as we prepare to pursue the

"roll-up" acquisition strategy in the laser toner re-manufacturing market.
The revenues for the nine months ended September 30, 2004 were $879,184 compared to revenues of $1,589,138 for the nine months ended September 30, 2003 which represents a drop of approximately 45%. This decrease was primarily due to the loss of a few large customers and the continued erosion of our service contract business. The gross profit margin for the nine months ended September 30, 2004 was 44% compared to a gross profit margin for the nine months ended September 30, 2003 of 35%. This improvement was partially attributable to our decision to terminate a large, but unprofitable customer relationship.

The operating loss for the nine months ended September 30, 2004 of $457,009 includes a $135,643 one-time write-off of receivables associated with the discontinued customer relationship previously noted and $132,280 of professional fees associated with the preparation of a registration statement to be filed with the Securities and Exchange Commission. Excluding these amounts, the loss from operations was $189,086. The majority of our business focus during 2004 has been the preparation for our "roll-up" strategy. We have maintained key customer relationships and our national service network, but management has not focused on securing more retail revenues.

LIQUIDITY AND CAPITAL RESOURCES

     Q MATRIX was experiencing slight profits on a monthly basis throughout the majority of 2003. However, in the fourth quarter of 2003, a major customer had excessive unanticipated service costs associated with a very large contract covering copiers. Due primarily to this contract, we began to experience monthly losses. We cancelled this contract in the first quarter of 2004. As a result of these losses, our working capital has been very limited and we have delayed payments to many of our Preferred Service Providers.

     As of September 30, 2004, we had a working capital deficit of $638,373, as compared to a working capital deficit of $340,331 as of December 31, 2003. The increased working capital deficit was primarily a result of the net loss experienced during the period.

     After September 30, 2004, we received approximately $300,000 in net proceeds from a private offering of units consisting of convertible notes and warrants.

     We intend to seek additional financing through debt and equity offerings. However, there can be no assurance that we will be successful in raising sufficient capital to meet our current obligations and need for working capital.

     Q MATRIX does not currently have any commitments for material capital expenditures.

SUMMARY OF CASH FLOWS

     We experienced a negative cash flow from operations of $23,689 for the year ended December 31, 2003, as a result of the net loss of $397,456 from operations. The significant change in assets was a decrease in the contracts outstanding of $509,942, which reflects the loss of a major account and our decision to shift to the toner segment of the market. The significant changes in liabilities were an increase in accounts payable of $352,666 and a decrease in the deferred revenue of $520,989.

     During the nine months ended September 30, 2004, $164,184 was used in operation activities. The significant change in assets was a decrease in accounts receivable of $188,805 as a result of write offs of $147,320 of bad debts. The significant changes in liabilities were an increase in accounts payable of $107,532 which reflects the fact that we have been unable to pay our Preferred Service Providers in a timely manner and a decrease in deferred revenue of $119,736.

OFF-BALANCE SHEET ARRANGEMENTS

     We do not have any off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES

     In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant effect on our revenues and net income or net loss, as well as on the value of certain assets on our balance sheet. We believe that there are several accounting policies that are important to an understanding of our historical and future performance as these policies affect the reported amounts of revenues, expenses, and significant estimates and judgments applied by management. While there are a number of accounting policies, methods and estimates affecting our financial statements, one area of particular significance is identified. Approximately 42% of our current revenues are derived from service contracts. In these arrangements, we agree to service specific equipment of the customer for a fixed fee over a given period of time (typically one year). In these arrangements, we rely on our actuarial data for service calls and repair costs in order to price the service contracts. Upon the initial signing of the contract, Contracts Outstanding is debited and Deferred Revenue is credited. Upon billing for the contract, the Accounts Receivable is debited and the Contracts Outstanding is credited. Revenue is then recognized on a straight-line basis over the period of the contract. Underlying costs of servicing the contract are estimated each month based on the number of service work orders (SWO) from the customer. These estimates are then reconciled to actual invoices subsequently received from the underlying Q MATRIX preferred service provider. Therefore, in any given month, there may be differences between accrued service costs and actual expenses due.

                                   BUSINESS

OVERVIEW

     Q MATRIX, Inc. was founded as a Delaware corporation in 1995 and is headquartered in Santa Rosa, California. Q MATRIX is a nationwide "Single Source Provider" of service and maintenance for office equipment. By using Q MATRIX for maintenance and repair, business customers are covered under one service agreement for all makes and models of office equipment. Through Full Service Maintenance (typically annual service agreements), Time and Material programs (pay as you go or pre-pay block), and Month-to-Month pay in arrears, Q MATRIX specializes in providing high quality service maintenance and repair work.

     We have been servicing printers and other office equipment through our Preferred Provider Network for over nine years. Q MATRIX has established the country's first and only nationwide Preferred Provider Network of over 4,000 office equipment service and supply dealers.

SERVICE AND MAINTENANCE PROGRAMS - The Q MATRIX maintenance programs offer the advantages of maximizing productivity through less equipment downtime, reduced administrative costs, controlled repair costs and management simplification all through a competitively priced service program.

PREFERRED PROVIDER NETWORK - Our nationwide Preferred Provider Network includes partnerships with companies that provide guaranteed response times, quality service and depth of expertise. With a Q MATRIX service agreement, when office equipment malfunctions customers make just one call to the Company's National Service Center. Q MATRIX then dispatches a qualified, certified technician.

    We believe that we are uniquely positioned to service and support customers on a nationwide basis for all makes and models of business equipment, including copiers, printers, fax machines, computers, and telephone systems. We have chosen to contract with service providers instead of employ our own personnel because it allows more flexibility, a lower cost structure, more expedient market entry and leverage in pricing and quality. There are no formal written agreements between Q MATRIX and the Preferred Service Providers (PSPs.) There is a mutual understanding as to service levels and cost.

NATIONAL SERVICE CENTER - Q MATRIX repairs and maintains office equipment of any make or model, from any manufacturer, on site. After a customer places a telephone call to a single "800" number at our National Service Center in Santa Rosa, a trained technician is dispatched and arrives at the customer's business location within a guaranteed response time which is typically four hours. The malfunctioning equipment is properly repaired on site when feasible. Q MATRIX manages the entire repair to completion. It is a "single source," one phone call solution.

     Q MATRIX utilizes a National Service Center (NSC) concept. The NSC has the responsibility of being responsive to our customers and PSPs. All service work order calls are received at the NSC that provides a centralized dispatch function. The primary focus of the NSC is to control and ensure high quality customer service.

RE-MANUFACTURED TONER CARTRIDGES - Over the last few years, we have repositioned our operations and have started selling re-manufactured toner cartridges through our dealers and marketing cartridges directly to businesses. Q MATRIX is now a national distributor of re-manufactured printer toner cartridges. Our goal is to provide our customers with high quality, competitively priced re-manufactured toner supplies for their laser printers.

     Currently, Q MATRIX purchases re-manufactured toner cartridges from a few selected re-manufacturers. The product covers a wide base of laser printers, both makes and models and monochrome or color. These re-manufacturers have agreed upon a base pricing that is at or below current distributor pricing. Upon placing an order with the re-manufacturer, the product is dropped shipped to the end user. This enables Q MATRIX to reduce the need for inventory on-hand warehousing. The product is private labeled and packaged per our instructions.

     As we market re-manufactured toner products, we believe that we will have the opportunity to develop an expanded relationship with our customers. Based on customers' needs, we can provide additional service and maintenance for all makes and models of office equipment. We have the expertise in the service areas of copiers, faxes, computers, plotters, printers and some brands of phone equipment. In addition, we can provide service for Regional and National accounts via our Preferred Service Provider network.

BUSINESS STRATEGY

     Management believes that Q MATRIX is in a position to become a significant nationwide re-manufactured toner cartridge distribution company. This belief is based on the following factors:

      * PREFERRED PROVIDER NETWORK - Many of the small local and regional toner companies are limited in their ability to service outside of their marketplace. Q MATRIX currently offers national service capabilities through approximately 4,000 independent service providers. This would allow significant incremental sales opportunities to existing customers with multiple locations requiring service. Management believes that Q MATRIX provides high quality products and service to its customers.

      * VOLUME DISCOUNTS ON CARTRIDGES - We have established strategic relationships with a few large toner re-manufacturing companies that allow us to acquire toner cartridges at very competitive pricing. Due to volume discounts, our cost to acquire re-manufactured cartridges is often less than the cost for the small independent companies to produce them.

      * QUALITY OF CARTRIDGES - We believe that providing excellent product quality print performance is no longer enough to ensure success in this competitive marketplace. In response, we have developed a business strategy that we believe will allow us to compete and grow in this environment. Key components of this business strategy are (1) to maintain high product quality through use of defined standards for the re-manufacturer suppliers, (2) to maintain competitive product pricing, (3) to differentiate its toner product from the competitors by offering the innovative solution of combining service and toner, (4) to maintain its distinctive competitive edge by offering both office equipment supplies and service nationally by utilizing and expanding our network and (5) to implement a strategic marketing plan to access and increase revenue through existing distribution channels.

      * OTHER SERVICE OFFERINGS - We also provide service on a time and material basis and service agreements on all make and models of printers and other office equipment. We have received a favorable response from customers in marketing a combination of the re-manufactured toners with service. Unlike other cartridges, our cartridges are priced slightly higher to include service and repair on the printer. There is no need for expensive service and maintenance contracts on the end users printers. The customer simply completes the registration card enclosed in the toner cartridge box and the printer is covered for service and repair as long as it is using the Q MATRIX toner/service product. We are able to offer this exclusive product via its extensive national Service Provider Network.

     Additionally, Q MATRIX sells its service agreements and time and material programs through Xerox Corporation and other local office equipment distributors. These partners market the Q MATRIX program to place office equipment manufactured by competitors under a Q MATRIX agreement. Ultimately these strategic partners hope to replace the competitive equipment with their office equipment.

MAJOR CUSTOMERS

     During the years ended December 31, 2003 and 2002, one customer, Xerox Corporation, represented approximately $710,673 and $1,320,682 of our revenues, respectively, representing 33% and 48% of our revenues, respectively. The loss of this customer would have a material adverse effect on our results of operations. In May 2002, Washington Mutual, a Xerox customer, cancelled a large contract that negatively impacted our operations.

     In August 2003, we entered into an annual full service maintenance contract covering copiers with Danka Business Systems PLC, with the end customer being US Bank, for a contract amount of $735,000. Due to a significantly higher actual copy counts as compared to the estimated amounts, we experienced a large overage charge to Danka of $138,900 for the first three months of the contract. Danka disputed owing the amount and we exercised the right to cancel the contract in January 2004. This has also resulted in a significant reduction in our revenues and created cash flow problems.

                  THE MARKET FOR TONER AND INKJET CARTRIDGES

     According to a report prepared by LYRA Research, Inc. in 2002, the market size for toner and inkjet cartridges is estimated at over $30 billion. It is estimated that more than 12 million desktop laser printers will be shipped in 2005. Additionally, the industry expects growth in the sale of color laser toner supplies.

     The printer manufacturers such as Hewlett-Packard, Lexmark, Canon and Epson, have coupled low priced laser printers to high-priced disposable cartridges for years. These products are priced at roughly two times that of compatible re-manufactured cartridge products. Printers are sold cheaply and manufacturers have profited significantly by selling disposable cartridges.

     Management believes there are more than 30,000 cartridge re-manufacture companies in the United States and an estimated 2,000 companies in California alone.

      * GROWING MARKET SHARE - A 2002 research report by LYRA Research Inc. show that re-manufacturers have been steadily increasing market share for the past 10 years. In 2002, approximately 75% of the market was still purchasing new cartridges from the printer manufacturers.

      * PRICING ADVANTAGE - The competition in the laser cartridge market has increased as independent companies started refilling and rebuilding toner and ink cartridges and selling them for about half the price of new cartridges. This has allowed re-manufacturers to begin to get a portion of the market.

      * PRINTER MANUFACTURER RESISTANCE - The biggest challenge to re-manufacturers is competing against the original equipment manufacturers
(OEMs). The gain of market share for the re-manufacturers has been subject to OEM resistance, including use of unfair tactics such as microchips, which disable equipment or voidable warranties if non-OEM replacement cartridges are used. Both the United States and the European Union have now taken legislative action against these non-competitive tactics to create an even playing field for the re-manufacturers.

      * ENVIRONMENTAL FRIENDLY - Pro-environment and cost cutting pressures by consumers and government agencies are expected to accelerate growth in market share for re-manufacturers.

      * QUALITY FACTORS - While re-manufacturers can compete on price, their cartridges have in the past sometimes been seen as inferior to OEM products. The recent creation of re-manufactured product quality standards, as well as maturation of the industry segment, is expected to diminish this historical impediment to market growth for re-manufacturers.

                               COMPETITION

     The competition for re-manufacturers includes re-manufacturers who sell under a national brand or by a superstore retailer. These include laser Imaging International, International Laser Group and Depot America, among others. We believe that this represents about on-third of the market. The rest of the market is represented by local and regional suppliers. The competition for our service and maintenance business includes equipment manufacturers and local independent dealers.

     We believe that there are two segments of toner re-manufacturers. The larger segment consists of companies selling over 2,000 cartridges per month, representing about 25% of the market, and the smaller segment consists of companies that sell less than 2,000 a month, which represents about 75% of the market.

     We intend to acquire smaller re-manufacturers or distributors and consolidate their operations for increased profitability and optimal utilization of our current back office operations. We believe that our Service Provider Network would allow us the best proposition to be able to handle any service needs in an acquisition offer. We would be positioned well to grow a regional distributor/re-manufacturer on a national basis with both our service products and our ability to provide volume toner cartridges via our re-manufacturer relationships.

     To the best of our knowledge, there is no other company that is implementing such a roll-up strategy in the toner cartridge market. In addition we believe that no other company is as well positioned to accomplish this roll-up strategy.

     The competition in the service and maintenance area is as follows:

     *  EQUIPMENT MANUFACTURERS   Equipment manufacturers such as Xerox,
Canon, and others provide a high quality of service but are very expensive. Additionally, manufacturers are typically focused on their own product lines and cannot promote single source solutions without changing their focus or aligning with a company similar to Q MATRIX.

     *  REGIONAL SERVICE PROVIDERS   These companies service a larger range of
products than equipment manufacturers. However, we believe that regional providers lack customer management capabilities and cannot provide service to customers outside of a limited geographic region.

     *  RESELLERS AND DISTRIBUTORS   These types of providers sell many types
of equipment and brands. They typically do not have a large service and support capability. If they do provide extended support, it is often out-sourced to other service providers.

                       PROPOSED ACQUISITION STRATEGY

     Management believes that the compatible toner cartridge market is mature and prime for consolidation. As the market continues to mature, a number of re-manufacturers and distributors are expected be looking for some type of exit strategy. Currently, management believes that there is practically no existing exit strategy for 75% of companies in the market.

CHALLENGES FOR SMALL TONER COMPANIES - As the market continues to develop, management believes that it is becoming increasingly difficult for smaller re-manufacturers to survive. It has become a burden to provide all of the models necessary to supply the current broad printer base. Smaller re-manufacturers have also faced significant problems with increasing cartridge design complexity. As a result, management believes that many smaller re-manufacturers are unable to keep up production levels because the high costs.

PROVIDING AN EXIT STRATEGY - Our initial market evaluations indicate that a number of the distributors have reached "burn out" as small independent distributors. Being able to provide an exit strategy through an acquisition and utilizing could be a benefit to consolidating this market.

PROFILE OF A TYPICAL DISTRIBUTOR/RE-MANUFACTURER CANDIDATE- Initially we plan to focus on target acquisition candidates in the range of $1.5 million to $2.5 million of annual revenue. Our research indicates that these companies generally experience net profit margins of 15% to 20%. They typically have been in business for up to 10 years and have less than 20 employees. They generally provide service on a local or regional basis. They generally have a national account base but are unable to provide service to their customers nationally. We believe that many of them are looking for an exit or merger.

EXPECTED PROFILE OF A TYPICAL DISTRIBUTOR/RE-MANUFACTURER AFTER ACQUISITION - After we acquire a distributor or re-manufacturer, we believe that the acquired entity would phase out of the re-manufacturing process as a result of our buying power. The products would be drop shipped directly from our manufacturer to the end-user for low inventory and elimination of delivery issues. Service would be available to their national and regional accounts to provide incremental revenue growth. Additional service contracts for other office equipment would be available to increase revenues also. The quality of
the products should be improved by supplying from our re-manufacturers.   We
believe that there will be significant economies of scale by reducing the administration and accounting functions into our operation. The end result is expected be an opportunity for the prior owner/team to concentrate primarily on selling and customer relations. It is anticipated through these benefits of consolidation that there would be an increase in the profitability of the acquired entity.

ACQUISITION STRATEGY - We intend to initially focus on acquiring re-manufacturing and distribution companies in California and then the Western United States. Our plans call for 2 to 4 acquisitions within the first year. We anticipate using a combination of cash, notes, earn-outs and stock to make the acquisitions.

                                   EMPLOYEES

     We currently have seven full time employees which consist of the President, the Chief Operating Officer, two general office and accounting and three service support personnel. We also have one part-time general office employee.

                                  FACILITIES

     Our facilities are located at 475 Aviation Blvd. Suite 100, Santa Rosa, CA 95403. The office space is approximately 4,063 square feet. The current annual lease amount is $89,623 and the lease expires November 30, 2007. The Company believes that it has adequate insurance covering the leased premises and its properties.

                               LEGAL PROCEEDINGS

    We are currently involved in one legal action seeking payment of outstanding amount owed by the Company to service and equipment providers and have recently settled two lawsuits involving such providers. The total amount sought in the current action is approximately $58,500, plus interest, attorneys' fees and other damages. We entered into settlement agreements with two providers that provide for the payment of approximately $50,000 with certain payment dates set. All amounts owed are included in accounts payable.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors, Executive Officers and person chosen to become Executive Officers of Q MATRIX are as follows:

                                        Positions and Offices Held
       Name               Age                 or to be Held
       ----               ---           --------------------------

Daniel J. Brinker         47       Chairman of the Board
Michael R. Walker         48       Director and (proposed CEO)
Thomas Hakel              43       Director
Dr. Daniel O'Keeffe       56       Director
Bryan Klingler            47       President
Frank Sanchez             40       Chief Operating Officer and Secretary

     There is currently no family relationship between any of the Directors or Executive Officers of Q MATRIX.

     On October 3, 2004 the Board of Directors reached an agreement with Michael Walker, a Director of the Company, to serve as the CEO of the Company upon completion of an equity offering.

     The following sets forth biographical information as to the business experience of each Officer and Director for at least the last five years.

     DANIEL J. BRINKER, CHAIRMAN OF THE BOARD - Mr. Brinker has been a Director of Q MATRIX since 1995, and served as President from 1995 to 2002. Since 2002, he has been a business consultant and serves as President of ASKM Enterprises, Inc., his consulting firm. He has over twenty years of experience as a principal, operating officer and financier of financial and other service businesses, and technology companies. Mr. Brinker has extensive operational, financial and/or senior management experience with a number of financial services companies including American Home Shield (a publicly traded company) and Benchmark Lending Group. Mr. Brinker served as President of American Home Shield (AHS), the nation's largest home warranty company, from 1987 to 1995. Mr. Brinker led a turnaround management team that engineered a buyout of AHS by ServiceMaster and management in 1989. Mr. Brinker is a Certified Public Accountant and earned a Bachelor of Science degree in Accounting from Santa Clara University in 1979. Mr. Brinker has also completed certain graduate courses at Stanford University.

     MICHAEL R. WALKER, DIRECTOR AND (PROPOSED) CEO - Mr. Walker has served as a Director of Q MATRIX since July 16, 2004. Since June 2004 he has been Managing Director of GPF Advisors, a financial advisory firm in San Francisco, California, where he is responsible for business development and transaction execution for the firm's clients. From January 2003 to June 2004 he was Managing Director of Entrenet Capital Partners, a market advisory firm providing corporate finance, capital raising and merger and acquisition advice. From 1996 until December 2002 he was Managing Director of client and new business development for the Western States region of Chase Securities, an investment banking firm. Mr. Walker originated, structured and executed over $25 billion of corporate finance transactions with Chase Securities before it merged into JP Morgan in December 2003. His prior experience includes work in the banking, finance and investment banking industries since 1978. Mr. Walker received a Bachelors Degree in Foreign Service at Georgetown University in 1978.

     THOMAS HAKEL, DIRECTOR - Mr. Hakel has been a Director of the Company since 2001. He has extensive experience in corporate finance and business development. Since 1998, Mr. Hakel has been the founder and manager of International Commerce Group, LLC, a business consultancy organization working primarily with emerging stage technology companies. He also served as the CEO of Accerra Corporation, a web based communications and marketing service from 2003 to April 2004. From 1997 to 1999, Mr. Hakel was co-founder of DTI Network Services, LLC and ICN/CommSource Network Services, LLC, which bought international undersea network fiber optic cable capacity. Prior to that, Mr. Hakel was Executive Vice President at World Change Communications ("WXC"), a telecommunications company with over $400M in annualized revenues from 1996 to 1997. In both consulting and operational roles, Mr. Hakel has assisted numerous companies with the development of strategic plans, debt and equity financing and mergers and acquisitions, including transactions involving companies in the software, telecom equipment, financial services and Internet industries. He is a Certified Public Accountant and received a B.S. Degree in computer science from California State University, Sonoma in 1985

     DR. DANIEL O'KEEFFE, DIRECTOR - Dr. O'Keeffe was one of the original
founders of Q MATRIX and has been a Director since 1995.   Dr. O'Keeffe is
board-certified in Obstetrics and Gynecology and Maternal-Fetal Medicine with
over 20 years of private practice experience.   Dr. O'Keeffe started his
private practice in Phoenix in 1980 where he developed Phoenix Perinatal Associates, an integrated medical group consisting of Maternal Fetal Medicine specialists, neonatal specialists, ultrasound specialists, and genetic specialists. Dr. O'Keeffe also created United Genetics, a full-service reproductive genetic company serving the entire state of Arizona. Dr. O'Keeffe received his medical degree from Universidad Autonoma de Guadalajara Facultad de Medicina in 1974. Dr. O'Keeffe completed his residency and fellowship at the University of California, Irvine in 1978 and 1980, respectively.

     BRYAN KLINGLER, PRESIDENT - Mr. Klingler has been President of Q MATRIX since May 2002. From 2000 to 2002, Mr. Klingler founded and owned Home Aide Home Improvement Services in Santa Rosa, California. Previously, he was employed by Associated Business Products (ABP) from 1990 to 2000. During that time, Mr. Klingler was COO and President/CEO. As President, Mr. Klingler led an acquisition of Scanning Systems and grew that division to over $10 million in revenue in 5 years. Later Mr. Klingler led smaller acquisitions of independent forms distributors. In 2000, Mr. Klingler negotiated the sale of ABP to a mergers and acquisitions company located in Chicago. Mr. Klingler received his BA in Bank Management from Shepperton University, UK in 1997 and later received his MBA from Shepperton University, UK in 2003. He has also completed California Intermediate Banking School at the University of San Diego in 1997.

     FRANK SANCHEZ, CHIEF OPERATING OFFICER AND SECRETARY - Mr. Sanchez has served as Chief Operating Officer since August 2004. From 2000 to August 2004, he served as Vice President of Operations. Mr. Sanchez currently oversees all operational and administrative matters of Q MATRIX other than sales and marketing. Mr. Sanchez is responsible for the customer service call center, contract administration, preferred service provider network, technology infrastructure, and finance administration. Mr. Sanchez has been with Q MATRIX since 1996, initially serving as Director of Information

Technology. In 2001, Mr. Sanchez received a Bachelor of Science degree in Computer Science from Condie College in 1982.

     Our Executive Officers hold office until the next annual meeting of Directors. There are no known arrangements or understandings between any Director or Executive Officer and any other person pursuant to which any of the above-named Executive Officers or Directors was selected as an Executive Officer or Director.

     The Board of Directors currently has an audit committee and a compensation committee both of which are currently composed of Daniel J. Brinker and Thomas Hakel.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for our President during the fiscal years ended December 31, 2001, 2002 and 2003.

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

                                                               Long-Term
                                                             Compensation
                                   Annual Compensation          Awards
                              ---------------------------   ---------------
                                                              Securities
                               Year                           Underlying        All Other
Name and Principal Position    Ended      Salary    Bonus   Options/SARs(#)   Compensation($)
---------------------------   --------   --------   -----   ---------------   ---------------
Bryan Klingler, President     12/31/03   $120,000     --        100,000             --
                              12/31/02   $ 84,600     --           --               --

Frank Sanchez, Vice           12/31/03   $100,300     --           --               --
  President   Operations*     12/31/02   $100,300     --           --               --
                              12/31/01   $100,300     --           --               --

Daniel J. Brinker,            12/31/01   $ 94,263     --           --               --
  President (until
  October 2001)
--------------------------
*  Effective in August 2004, Mr. Sanchez became our Chief Operating Officer.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

               Number of   Percent of Total
               Securities    Options/SARs   Exercise
               Underlying     Granted to    or Base   Market Price
               Option/SARs   Employees in    Price     on Date of   Expiration
    Name         Granted     Fiscal Year     ($/Sh)    Grant($/Sh)     Date       5%($)    10%($)
-------------- ----------- ---------------- --------  ------------  ----------  --------  --------
Bryan Klingler   100,000         100%        $0.25       $0.25       12/17/13   $237,000  $250,000


               AGGREGATED OPTIONS/EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION/VALUES

                                             Securities         Value of
                                             Underlying         Exercised
                    Shares                   Unexercised       in-the-Money
                   Acquired                  Options/SARs      Options/SARs
                      on                      at FY-End         at FY-End
                   Exercise      Value       Exercisable/      Exercisable/
     Name          (Number)     Realized     Unexercisable     Unexercisable
--------------     --------     --------     -------------     -------------

Bryan Klingler        --          --              0 / 100,000     $0 / $0
Frank Sanchez         --          --        164,405 /  33,905     $0 / $0

EMPLOYMENT ARRANGEMENTS

     We do not currently have any formal employment agreements with current or proposed Executive Officers. However, we have entered into letter agreements concerning compensation matters with the proposed compensation of Michael Walker and the current and proposed compensation of Bryan Klingler.

     Upon completion of an equity offering, Michael Walker has agreed to serve as our CEO. Upon taking the office of CEO, Michael Walker is to receive a base salary of $200,000 and up to an additional $80,000 in bonuses based on meeting goals that will be agreed upon between the Board of Directors and Mr. Walker. He will also to be granted additional stock options to purchase 625,000 shares after the equity financing at an exercise price equal to the fair value of the our shares at that time.

     Bryan Klingler, our President, currently receives $7,000 monthly based upon the percentage of time worked. Mr. Klingler's monthly compensation prior to an equity offering in which a minimum of $1 million in net proceeds is raised will be paid one-half in cash and one-half in stock valued at the per share price used in the equity offering. However, he will not receive any of this compensation if such an equity offering is not completed. Upon completion of such an equity offering, Mr. Klingler will work exclusively on locating potential acquisition candidates. He would then be compensated at a rate of $7,000 per month in cash and receive a stock compensation plan based upon acquisition target identification, qualification and transaction execution. The stock compensation will be based upon objective results and criteria established by the CEO and the Board of Directors of the Company. Finally, Q MATRIX pays for Mr. Klingler's medical insurance.

     The compensation package for Frank Sanchez currently provides for base compensation of $8,333 per month. Upon the completion of an equity financing of at least $1 million, Mr. Sanchez is to receive a salary increase to $10,833 per month. He will also be eligible for bonuses of up to 30% of his salary. In addition, upon completion of a successful equity offering, Mr. Sanchez is to receive stock options to purchase 100,000 shares at an exercise price equal to the fair value of our shares at the time of the grant, which will vest over four years.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors do not currently receive any cash compensation for their services as Directors. However, certain Directors have received options to purchase shares of our Common Stock. To attract and keep Board members the Company may grant options to Board members. Director Thomas Hakel was granted 75,000 options on March 22, 2001, and 75,000 options on December 17, 2003. Director Michael Walker was granted 75,000 options on July 16, 2004. Each of these options are excisable at $0.25 per share and vest as to 1/42nd of the total number of shares six months after their respective grant date and vest as to an additional 1/42nd of the number of shares on the first day of each of the following 41 calendar months.

1995 STOCK INCENTIVE PLAN

     On October 12, 1995, the Board of Directors adopted a Stock Incentive Plan (the "1995 Plan") and it was approved by our shareholders on same date. The 1995 Plan has been amended four times after that date. The 1995 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and service providers (consultants) to Q MATRIX. The Board of Directors has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option that qualifies under Section 422 of the Internal Revenue Code of 1986) or an option that is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees or officers of Q MATRIX. The Board of Directors determines vesting provisions at the time options are granted. Currently, the total number of shares of Common Stock subject to options under the 1991 Plan may not exceed 2,000,000, subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash and will be no less than 100% of the fair market value of the Common Stock on the date the option is granted for Incentive Stock Options and 85% of the market value for non-qualified options.

     As of December 31, 2003, there were 758,933 options outstanding under the 1995 Plan. The 1995 Plan will expire on October 12, 2005, but any options outstanding at that time will continue in accordance with their respective terms.

     In addition to options granted under the 1995 Plan, the Board of Directors has approved grants of other non-qualified options outside of the 1995 Plan. However, as of December 31, 2003, all such non-plan options had expired.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2003.

                                                                     Number of Securities
                                                                     Remaining Available for
                     Number of Securities to   Weighted-Average      Future Issuance Under
                     be Issued upon Exercise   Exercise Price of     Equity Compensation
                     of Outstanding Options,   Outstanding Options   Plans (excluding securities
Plan Category        Warrants and Rights       Warrants and Rights   reflected in the second column)
___________________________________________________________________________________________________

Equity Compensation         758,933                 $0.22                      168,374
Plans Approved by
Stockholders

Equity Compensation            --                     --                          --
Plans Not Approved by
Stockholders

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of our $.001 value common stock owned beneficially, as of October 31, 2004, by any person who is known by us to be the beneficial owner of 5% or more of such common stock, by all Directors and Executive Officers individually, and by all Directors and Executive Officers as a group. Information as to beneficial ownership is based upon statements furnished to us by such persons.

                                    Amount of
Name and Address                    Beneficial              Percentage
of Beneficial Owner                 Ownership                of Class
-------------------                --------------           ----------

Walter Family Trust                     731,042(1)              9.9%
526 Vine Hill Rd.
Sebastopol, CA 95472

Daniel J. Brinker                       635,683(2)              8.4%
475 Aviation Blvd., Suite 100
Santa Rosa, CA  95043

Dave and Sheri Brinker                  585,000                 8.0%
8731 Bass Lake Rd.
New Hope, MN 55428

Lynn Brinker                            533,125(3)              7.2%
77-875 Seminole Rd.
Indian Wells, CA 92210

Richard David                           493,300                 6.7%
9 Cape Woodbury
Newport Beach, CA 92660

Dr. Daniel F. O'Keeffe                  232,250(4)              3.2%
1601 North Seventh St. Suite 230
Phoenix, AZ 85006

Thomas Hakel                             85,714(5)              1.2%
1020 Blue Oak Pl.
Santa Rosa, CA 95404

Michael R. Walker                         -0-                   --
400 Washington St., Suite 300
San Francisco, CA 94111

Bryan Klingler                           19,048(6)              0.3%
475 Aviation Blvd., Suite 100
Santa Rosa, CA  95043

Frank Sanchez                           194,286(7)              2.6%
475 Aviation Blvd., Suite 100
Santa Rosa, CA  95043

Hanover Capital Corporation             400,000(8)              5.2%
38 Buckskin Rd.
Bell Canyon, CA 91307

All Directors and Officers            1,166,981                15.0%
as a group (6 persons)
_____________________

(1) Includes 681,042 shares held directly by Walter Family Trust and 50,000 shares issuable under warrants held by Walter Family Trust.

(2) Includes 420,250 shares held directly by Daniel J. Brinker, 165,433 shares issuable on exercise of options held by Daniel J. Brinker that are exercisable within 60 days, and 50,000 shares that are issuable under warrants held by Daniel J. Brinker.

(3) Includes 397,500 shares held directly by Lynn Brinker and 135,625 shares that are issuable under warrants held by Lynn Brinker

(4) Includes 207,250 shares held directly by Dr. O'Keeffe and 25,000 shares that are issuable under warrants held by Dr. O'Keeffe

(5) Represents shares issuable upon exercise of options held by Thomas Hakel that are exercisable within 60 days.

(6) Represents shares issuable upon exercise of options held by Bryan Klingler that are exercisable within 60 days.

(7) Represents 7,500 shares held directly by Mr. Sanchez and 186,786 shares issuable upon exercise of options held by Mr. Sanchez that are exercisable within 60 days.

(8) Represents amounts issuable under a consulting agreement between Q MATRIX and Hanover Capital Corporation.

                             CERTAIN TRANSACTIONS

     During the period from July through November 2004, Q MATRIX raised $450,000 through a private offering of convertible notes and warrants, with substantially all of the dollar amounts being raised between September and November. The offering consisted of the sale of units at a price of $5,000 per unit, with each unit consisting of a 10% Convertible Note in the principal amount of $4,999 and a warrant to purchase shares of our common stock. The notes will bear interest at the simple rate of ten percent (10%) per year and be due and payable in full two years from the date of issuance. Interest is payable monthly. The notes may be converted, at the option of the holder, into shares of our Common Stock upon the occurrence of a Private Investment in a Public Entity offering ("PIPE offering") undertaken by us that raises a minimum of $1.0 million. The conversion price shall be the same per share price as the PIPE offering. Each unit includes a warrant to purchase shares of our Common Stock. The number of shares that may be purchased pursuant to each warrant will equal 150% of the number of shares a holder would receive if he or she converted their notes into shares of Common Stock. The warrants will become exercisable upon a closing of a PIPE offering in which gross proceeds of at least $1 million has been received, and will be exercisable for a period of twelve months thereafter. In connection with the sale of the final $300,000 of the offering to a group of investors, we entered into an agreement with the group to pledge our assets as security for the convertible notes.

     Among the investors in the private offering were Daniel J. Brinker, Chairman of the Board, who invested $50,000; Lynn Brinker, a principal shareholder, who invested $50,000; and David Brinker, a principal shareholder who invested $25,000.

     In February 2003, Daniel J. Brinker and Dr. Daniel F. O'Keeffe, Directors of Q MATRIX, and Lynn Brinker, who was then a Director of the Company, lent $30,000, $10,000 and $10,000 respectively to Q MATRIX. In August 2004 these notes, including the interest accrued thereon, were exchanged for notes and warrants with the same terms as the securities sold in the private offering. The original notes were secured by a security interest in the accounts receivable of Q MATRIX, but the security interest ended when the notes were exchanged.

     On August 1, 2003, we entered into a Consulting Agreement with Hanover Capital Corporation ("Hanover Capital") pursuant to which Hanover Capital agreed to provide certain financial consulting services. The agreement provides that Hanover Capital is to receive compensation in the form of a $5,000 retainer and $5,000 per month thereafter and a total of 400,000 shares of our common stock upon the occurrence of certain events, which will be satisfied upon the filing of the registration statement of which this prospectus is a part. Because Hanover Capital is deemed to beneficially own approximately 5.2% of the shares outstanding, it is considered to be a principal shareholder of Q MATRIX.

                            SELLING SHAREHOLDER

     The securities being offered hereby are 400,000 shares of common stock being offered for resale by a selling shareholder. The shares are being offered for the account of the shareholder in the table below and its donees or pledgees. The table below includes information regarding ownership of our common stock by the selling shareholder and the number of shares that may be sold under this prospectus. There are no material relationships with the selling shareholder other than those discussed herein.

                                     Shares                               Shares
                               Beneficially Owned                   Beneficially Owned
                              Prior to the Offering                 After the Offering
                              ----------------------    Shares    -----------------------
                                            Percent     Offered                  Percent
Selling Shareholder              Number     of Class    Hereby        Number     of Class
--------------------          ------------  --------   ---------  -------------  --------
Hanover Capital Corporation      400,000       5.2%     400,000        -0-         --

____________________

(1) Represents shares to be issued under a Consulting Agreement between Q MATRIX and
Hanover Capital Corporation.  The person who has voting and investment control over the shares is James E. Hock, its president.

     The information concerning the selling shareholder may change from time to time and will be set forth in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The selling shareholder and its successors, including transferees, pledgees or donees of its successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange on which the common stock may be listed, or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

     - through the writing of options, whether the options are listed on an options exchange or otherwise.

     In connection with the sale of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.

     The aggregate proceeds to the selling shareholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. In the event that the selling shareholder is an "underwriter" within the meaning of
Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific common stock to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement to, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We will pay all of the expenses incurred in connection with the registration of the common stock.

                          DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of Common Stock, each having a par value of $.001 per share, and 5,000,000 shares of preferred stock, each having a par value of $.001 per share. As of November 10, 2004, there were 7,315,264 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

COMMON STOCK

VOTING RIGHTS

     The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except for super-majority votes required for approval of certain business combinations, removal of directors and certain other matters, and certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under applicable Delaware law, the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except that directors are elected by a plurality of the votes cast. The Company's articles of incorporation do not allow for cumulative voting when electing directors.

LIQUIDATION RIGHTS

     Upon liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of our Common Stock are entitled to share equally in the assets legally available for distribution to the holders of Common Stock after payment of all our prior obligations which may include the satisfaction in full of any liquidation preference to which holders of preferred stock, if any, may then be entitled.

DIVIDEND POLICY AND OTHER MATTERS

     The holders of our Common Stock do not have preemptive rights to purchase a proportionate amount of additional capital stock upon issuance by us of our capital stock to outside investors. Any Common Stock offered hereby will be, when issued, fully paid and non-assessable. The Common Stock is not redeemable either at our option or at the option of the holders thereof. To date, the Company has issued no dividends. Currently, it is our intention to use available cash flows for growth. We serve as the registrar and transfer agent for our own Common Stock.

PREFERRED STOCK

     The Company issued preferred stock as part of previous financings. During 2003, the preferred stockholders voted by two-thirds majority consent to convert the preferred stock into the Company's Common Stock. As a result, there is no preferred stock currently issued and outstanding.

TRANSFER AGENT

     Q MATRIX currently serves as the transfer Agent for our Common Stock. We plan to appoint a transfer agent for our Common Stock prior to seeking to have our Common Stock quoted on the OTC Bulletin Board.

REPORTS TO STOCKHOLDERS

     We plan to furnish our stockholders for each fiscal year with an annual report containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate.


                                LEGAL MATTERS

     The validity of the shares of common stock of Q MATRIX offered hereby will be passed on for us by Krys Boyle, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202.


                                    EXPERTS

     The financial statements of Q MATRIX as of December 31, 2003 and for the years ended December 31, 2003 and December 31, 2002 included in this prospectus have been audited by Stonefield Josephson, Inc., independent auditors and have been so included in reliance upon the report of Stonefield Josephson, Inc. given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

     You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's web site, http://www.sec.gov.

     As of the date of this prospectus, we will subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and website set forth above.

                               Q MATRIX INC.

                        INDEX TO FINANCIAL STATEMENTS


                                                                   Page

Independent Auditors' Report                                        F-1

Balance Sheet as of December 31, 2003                               F-2

Statement of Operations for the years ended December
   31, 2003 and 2002                                                F-3

Statement of Stockholders' Deficit for the years ended
  December 31, 2003 and 2002                                        F-4

Statement of Cash Flows for the years ended December 31,
   2003 and 2002                                                    F-5

Notes to Financial Statements                                       F-6-F-16

Balance Sheet as of September 30, 2004 (unaudited)                  F-17

Statement of Operations for the nine months ended
    September 30, 2004 and 2003 (unaudited)                         F-18

Statement of Cash Flows for the nine months ended
   September 30, 2004 unaudited)                                    F-19

Notes to Financial Statements (unaudited)                           F-20-F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




Board of Directors
Q MATRIX, Inc.
Santa Rosa, CA

We have audited the accompanying balance sheet of Q MATRIX, Inc. as of December 31, 2003, and the related statements of operations, stockholders' deficit and cash flows for the years then ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Q MATRIX, Inc. as of December 31, 2003, and the results of its operations, stockholders' deficit and its cash flows for the years then ended December 31, 2003 and 2002, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements for the year ended December 31, 2003, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses in each of the past two years, has negative working capital, and a shareholders' deficit as of December 31, 2003, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. These financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

San Francisco, California
August 6, 2004

Q MATRIX, Inc.
Balance Sheet
December 31, 2003
_____________________________________________________________________________


ASSETS

Current assets:
   Cash and cash equivalents                                   $   32,311
   Accounts receivable, net of $133,041 allowance                 341,170
   Contracts receivable                                           286,042
   Inventory                                                        1,897
   Deposits                                                         7,110
   Prepaid expenses                                                 7,715
                                                               ----------
     Total current assets                                         676,245

   Property and equipment, net                                     32,334
                                                               ----------
     Total assets                                              $  708,579
                                                               ==========

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable and accrued expenses                       $  632,445
   Convertible notes payable, related parties                      55,000
   Deferred revenue                                               329,131
                                                               ----------

     Total liabilities, all current                             1,016,576

Stockholders' deficit:
   Preferred stock; $.001 par value, 5,000,000 shares
    authorized; 0 issued and outstanding                             -
   Common stock; $.001 par value, 10,000,000 shares
    authorized; 7,315,264 shares issued and outstanding             7,315
   Additional paid-in capital                                   9,291,023
   Accumulated deficit                                         (9,606,335)
                                                               ----------
     Total stockholders' deficit                                 (307,997)
                                                               ----------
                                                               $  708,579
                                                               ==========












The accompanying notes form an integral part of these financial statements.

Q MATRIX, Inc.
Statements of Operations
_____________________________________________________________________________

                                                 December 31,  December 31,
                                                     2003          2002
                                                 ------------  ------------

Revenues                                         $ 2,155,032   $ 2,741,864

Cost of sales                                      1,359,098     1,500,271
                                                 -----------   -----------
Gross profit                                         795,934     1,241,593

Operating expenses:
  Sales and marketing                                 61,988       221,390
  General and administrative                       1,122,955     1,032,277
                                                 -----------   -----------
Loss from operations                                (389,009)      (12,074)

Interest expense, net of interest income
  of $27 and $505, respectively                        7,647           902
                                                 -----------   -----------
Loss before income taxes                            (396,656)      (12,976)

Provision for income taxes                               800           800
                                                 -----------   -----------
Net loss                                            (397,456)      (13,776)
                                                 ===========   ===========

Net loss per share (basic & diluted)             $    (0.054)  $    (0.002)
                                                 ===========   ===========

Weighted average number of shares
  outstanding (basic & diluted)                    7,315,264     7,315,264
                                                 ===========   ===========



















The accompanying notes form an integral part of these financial statements.

Q MATRIX, Inc.
Statement of Stockholders' Deficit
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

                                                                                  Addi-
                     Common Stock       Preferred A          Preferred B          tional
                  ---------------- ---------------------  -------------------     Paid-in    Accumulated
                   Shares   Amount  Shares      Amount     Shares     Amount      Capital      Deficit      Total
                    --------- ------ --------- ------------ --------- ----------  ---------- ------------ ---------
Balance, December
 31, 2001         4,762,191 $4,882  375,000  $ 1,500,000  1,185,608  $4,741,959  $3,045,275  $(9,195,103) $  97,013

 Exercise options
  for common
  stock at .25
  per share          24,888     25        -            -          -           0       6,197            -      6,222

 Net loss                                                                                        (13,776)   (13,776)

Balance,
 December 31,
 2002             4,787,079  4,907   375,000   1,500,000  1,185,608   4,741,959   3,051,472   (9,208,879)    89,459
                  --------- ------ --------- -----------  ---------  ----------  ----------  -----------  ---------

 Converted Pre-
 ferred A Stock
 to Common Stock    607,500    608  (375,000) (1,500,000)                         1,499,392                       -

 Converted Pre-
 ferred B Stock
 to Common Stock  1,920,685  1,800                       (1,185,608) (4,741,959)  4,740,159

 Net Loss                                                         -                             (397,456)  (397,456)
                  --------- ------ --------- -----------  ---------  ----------  ----------  -----------  ---------
Balance,
 December 31,
 2003             7,315,264 $7,315         - $         -          -  $        -  $9,291,023  $(9,606,335) $(307,997)
                  ========= ====== ========= ===========  =========  ==========  ==========  ===========  =========



















The accompanying notes are an integral part of these financial statements.

Q MATRIX, Inc.
Statements of Cash Flows
Increase (Decrease) in Cash and Cash Equivalents
_____________________________________________________________________________


                                                 December 31,  December 31,
                                                     2003          2002
                                                 ------------  ------------
Cash flows used for operating activities:
  Net loss                                       $  (397,456)  $   (13,776)
Adjustment to reconcile net loss to net
  cash used for operating activities:
    Depreciation                                      20,237        14,875
    Bad debt expense                                   1,935         8,536

Changes in assets and liabilities:
  (Increase) decrease in assets:
    Accounts receivable                               16,940        44,222
    Contracts receivable                             509,942       (58,666)
    Inventory                                         (1,154)         (743)
    Deposits                                             447          (440)
    Prepaid expenses                                  (6,257)       (1,086)

Increase (decrease) in liabilities:
  Accounts payable and accrued expenses              352,666        60,238
  Deferred revenue                                  (520,989)      (51,240)
                                                 -----------   -----------
     Total adjustments                               373,767        15,696
                                                 -----------   -----------
     Net cash provided by (used for)
       operating activities                          (23,689)        1,920
                                                 -----------   -----------
Cash flows used for investing activity -
  Purchase of property and equipment                    -          (45,652)
                                                 -----------   -----------
Cash flows provided by financing activities:
  Proceeds from convertible notes payable,
    related parties                                   55,000          -
  Proceeds from issuance of common stock                -            6,222
                                                 -----------   -----------
     Net cash provided by financing activities        55,000         6,222
                                                 -----------   -----------
Net increase (decrease) in cash                       31,311       (37,510)

Cash, beginning of year                                1,000        38,510
                                                 -----------   -----------
Cash, end of year                                $    32,311   $     1,000
                                                 ===========   ===========






The accompanying notes form an integral part of these financial statements.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________


(1)  Summary of Significant Accounting Policies:

     Organization and Business Activity:

        Managed Maintenance Systems, Inc. was incorporated in the state of Delaware on May 30, 1995. On November 13, 1995, the company filed an amendment of its Certificate of Incorporation to change its name to "Q MATRIX, Inc." The Company is a national distributor of re-manufactured printer toner cartridges. They service printers and other office equipment through their Preferred Provider Network.

     Use of Estimates:

        The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments:

        For certain of the Company's financial instruments, including accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to the short- term nature of these items. The amounts owed on notes payable and capital leases also approximate fair value, because the interest rates and terms are offered to the Company at current market rates.

     Concentration of Credit Risk:

        The Company maintains its cash in high-grade financial institutions, and the cash balances may at times throughout the year exceed the federally insured limits of such accounts. The Company has not experienced any losses to date with these accounts.

     Inventory:

        Inventory consists of various printer parts and is stated at the lower of cost or market on a first-in first-out basis.

     Property and Equipment:

        Property and equipment is stated at cost less accumulated depreciation. Property and equipment is depreciated using the straight-line method over estimated useful lives, which range from three to seven years. Leasehold improvements are depreciated on a straight-line basis over the lesser of the lease term or estimated useful life.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies (Continued):

     Revenue Recognition:

        Revenue is generated from sales of supplies, installations, and maintenance. Supplies sales and installation revenue are recognized upon customer acceptance. Revenue from maintenance is recognized as services are completed or over the term of the maintenance agreements.

     Deferred Revenue:

        Contract revenue is recognized by the straight-line method over the life of the contract with the unearned portion shown as deferred revenue in the accompanying balance sheet.

     Stock-Based Compensation:

        The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees. Under APB 25, the Company recognizes no compensation expense related to employee stock options, as no options are granted at a price below market price on the date of grant. The Company has also adopted SFAS 123, Accounting for Stock-Based Compensation. SFAS 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair-value method for which the Company uses the Black-Scholes option-pricing model.

       The Company's 1995 Incentive Stock Plan provides for a total of 2,000,000 shares of the Company's common stock to be reserved for issuance as incentive stock options to officers, directors, employees, and consultants of the Company at prices determined by the Board, which are generally not less than fair market value at the date of grant. Options granted generally expire in ten years from the date of the grant. However, if the optionee ceases to remain in service for any reason other than death or disability, then the exercise period for each outstanding option held by such optionee is limited to the three-month period following the date of cessation of service.

        Options may be granted for periods of up to ten years and at prices no less than 100% of the estimated fair market value of the shares on the date of grant as determined by the Board of Directors. The aggregate fair market value (determined as of the respective date or dates of grant) of the common stock for which one or more options granted to any employee under this plan may, for the first time, become exercisable as incentive stock options and in any one calendar year should not exceed $100,000. Also, the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. No option granted to a 10% stockholder shall have a maximum term in excess of five years from the grant date.

        As of December 31, 2003, the Company had granted stock options to employees outside the 1995 stock option plan under identical terms to options issued under the 1995 plan.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies (Continued):

     Stock-Based Compensation (Continued):

        A summary of all stock option activity is as follows:

                                                                 Weighted   Weighted
                             Options    Options    Total         average    average
                             inside     outside    options       exercise   remaining
                             the plan   the plan   outstanding   price      life in years
                             --------   --------   -----------   --------   -------------
Balance at December 31, 2001  683,933    262,000     945,933      $0.23          8.5

Granted in 2002                  -          -           -           -
Exercised                        -          -           -           -
Canceled                      100,000    262,000     362,000       0.25          9.1
                              -------    -------     -------      -----        -------

Balance at December 31, 2002  583,933       -        583,933      $0.21          4.3
                              -------    -------     -------      -----        -------

Granted in 2003               175,000       -        175,000      $0.25         10.0
Exercised                        -          -           -           -
Canceled                         -          -           -           -
                              -------    -------     -------      -----        -------

Balance at December 31, 2003  758,933       -        758,933      $0.22          7.4
                              =======    =======     =======      =====        =======

     Using the fair value model, there would have been no material compensation expense to report under the provision of SFAS 123; accordingly, the disclosures for proforma earnings after computed compensation expense are not shown. Also, in accordance with SFAS 148, the required disclosures under FASB 125 were also not material for any years.

     Earnings Per Share:

        In accordance with SFAS No. 128 Earnings Per Share, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As December 31, 2003, and December 31, 2002, basic and diluted earning per share are the same as all common stock, equivalents were anti-diluted. At December 31, 2003 and 2002, the Company had outstanding options to purchase shares of common stock of 7,315,264, respectively, which were anti-dilutive.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies (Continued):

     Stock Based Compensation (Continued):

        Comprehensive income consists of net income only, and, accordingly, a Statement of Comprehensive Income is not presented in these financial statements.

     Segment:

        Based on the Company's integration and management strategies, the Company operates in a single business segment. For the years ended December 31, 2003 and December 31, 2002, all material revenues have been derived from domestic operations.

(2)  Going Concern:

     The financial statements have been prepared on a going-concern basis.
The Company has incurred losses in each of the past two years, has negative working capital, and a shareholders' deficit as of December 31, 2003, which has raised substantial doubt about its ability to continue as a going concern. Management is dependent on funds from borrowing and private equity funding. Management believes it will be successful in financing its operations for the next twelve months. However, until such time as these funds are obtained, there can be no assurance that sufficient funds will be available to finance its operations. This raises substantial doubt about the Company's ability to continue as a going concern. Without the funding of additional capital, it would be unlikely for the Company to continue as a going concern.

     It is Management's objective to seek additional capital and funding sources to finance its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

(3)  Recent Accounting Pronouncements:

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements and FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 was required to be applied in fiscal years beginning after May 15, 2002, with earlier adoption encouraged. The adoption did not have a material impact on the Company's financial position or results of operations.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(3)  Recent Accounting Pronouncements (Continued):

     In June 2002, the FASB issued SFAS No. 145, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3). The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption did not have a material impact on the Company's financial position or results of operations.

     In October 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions-an amendment of FASB Statement No. 72 and 144 and FASB Interpretation No. 9, which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions are effective for acquisitions for which the date of acquisitions is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The adoption of this Statement did not have a material impact on the Company's financial position or results of operations as the Company has not engaged in either of these activities.

     In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Among other things, the Interpretation requires guarantors to recognize, at fair value, their obligations to stand ready to perform under certain guarantees. FIN 45 is effective for guarantees issued or modified on or after January 1, 2003. The adoption of the pronouncement did not have a material impact to the Company's financial position or results of operations.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(3)  Recent Accounting Pronouncements (Continued):

statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

     In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46's consolidation criteria are based on analysis of risks and rewards, not control, and represent a significant and complex modification of previous accounting principles. FIN 46 represents an accounting change, not a change in the underlying economics of asset sales. The adoption of this pronouncement did not have a material impact to the Company's financial position or results of operations.

     During April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to Statement 133, Implementation Issues that have been Effective for Fiscal Quarters that began Prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The Company does not participate in such transactions; however, it is evaluating the effect of this new pronouncement, if any, and will adopt FASB 149 within the prescribed time.

     During May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The Company is evaluating the effect of this new pronouncement and will adopt FASB 150 within the prescribed time.

     In December 2003, the FASB issued a revised SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(3)  Recent Accounting Pronouncements (Continued):

Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The adoption of this pronouncement did not have a material impact to the Company's financial statements.

     In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition. SAB 104 supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the "FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not impact the consolidated financial statements.

     In March 2004, the Financial Accounting Standards Board (FASB) approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of EITF 03-1 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

(4)  Major Customers:

     Included in accounts receivable as of December 31, 2003, is approximately $135,921 due from one customer. During the year ended December 31, 2003, one customer accounted for approximately 34% of net revenues.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(5)  Property and Equipment:

     A summary as of December 31, 2003, is as follows:

                Computer hardware                  $ 214,009
                Furniture and fixtures               153,925
                Telephone system                     106,844
                Computer software                    105,639
                Office equipment                      48,543
                Leasehold improvements                36,189
                                                   ---------
                                                     665,149
                Less accumulated depreciation        632,815
                                                   ---------
                                                   $  32,334
                                                   =========

     Depreciation for the period December 31, 2003, and December 31, 2002, totaled $20,237 and $14,875, respectively.

(6)  Convertible Notes Payable, Related Parties:

     Convertible notes payable to related parties are comprised of secured notes issued to various officers, directors, and stockholders of the Company. The notes are due on demand and bear interest at 10% per annum. The entire unpaid principal and interest payment are payable no later than one year from the date executed. The notes are secured by a lien on accounts receivable.

     At the option of the payee, up to the entire outstanding principal amount can be converted into stock upon an initial public offering, if not less than $200,000. The price at which the principal amount of this note can be converted into stock will be at a twenty percent discount to the actual price at which the stock is sold. In accordance with EITF 00-27, no beneficial conversion feature will be calculated until such time as the initial public offering and the contingency is resolved.

(7)  Pension Plan:

     The Company has a 401(k) benefit plan for its full-time employees. Eligible employees may make voluntary contributions to the plan up to the allowed maximum in accordance with IRS regulations. The Company may make discretionary contributions. The Company made no contributions to the plan during the years ended December 31, 2003 and December 31, 2002.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(8)  Income Taxes:

     The Company has no taxable income and no provision for federal and state income taxes is required for 2003.

     A reconciliation of the statutory federal rate and the Company's effective tax rate for the year ended December 31, 2003, is as follows:

        Statutory federal income tax rate           34%
        Other utilization of net operating losses  (34%)
                                                   -----
        Effective tax rate                           0%

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 2003, are as follows:

        Deferred tax assets:
          Effect of net operating loss
            carryforwards                        $ 3,580,000
                                                 -----------
             Total deferred tax asset              3,580,000
             Less valuation allowance             (3,580,000)
                                                 -----------
               Net deferred tax asset            $      -
                                                 ===========
     A valuation allowance has been recorded as a reduction against the net operating loss carry-forwards due to the uncertainty of the ultimate realization of future benefits from these net operating losses. The change in valuation allowance for the year ended December 31, 2003, was approximately $160,000.

     Net operating loss carryforwards of approximately $9,097,000 for federal and $5,460,000 for state are available as of December 31, 2003, to be applied against future taxable income. The net operating loss carryforwards expire in tax years 2015 through 2022 for federal purposes and in tax years 2005 through 2012 for state purposes.

(9)  Preferred Stock and Common Stock Warrants:

     Preferred Stock

     On July 29, 2003, 375,000 shares of Preferred Series A stock and 1,920,685 shares of Preferred Series B stock were converted to 2,295,685 shares of common stock at the conversion rate of 1 share of preferred stock to
1.62 shares of common stock.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________

(9)  Preferred stock and Common Stock Warrants (Continued):

     Common Stock Warrants

     Common stock warrants were issued in 1998 and 1999, in connection with debt agreements, which have been fully repaid; the warrants expire between the years 2007 through 2008. Warrants outstanding as of December 31, 2003, are as follows:

             Balance at December 31, 2002      507,292
             Granted in 2003                      -
             Exercised in 2003                    -
             Expired in 2003                      -
                                               -------
             Balance at December 31, 2003      507,292
                                               =======
The weighted average exercise price per share at December 31, 2003, was $2.48.

(10) Operating Lease Commitments:

     The Company leases its business premises in Santa Rosa under an operating lease expiring November 2007. The lease payments are subject to annual increases per the lease agreement.

     The following is a schedule by years of future minimum rental payments required under this lease in excess of one year as of December 31, 2003:

         Year ending December 31,
                  2004                   $ 89,623
                  2005                     93,208
                  2006                     96,937
                  2007                     92,163
                                         --------
                                         $371,931
                                         ========

Rent expense for December 31, 2003, and December 31, 2002, totaled $73,148 and $76,470, respectively.

(11) Contingencies and Commitments:

     The Company, in the ordinary course of business, has various matters in litigation, none of which are deemed to have a material impact on operations.

     The Company entered into a consulting agreement with Hanover Capital Corporation to provide certain financial consulting services. The agreement provides that Hanover Capital Corporation is to receive compensation in the form of a $5,000 retainer and $5,000 per month thereafter and a total of 400,000 shares of the Company's common stock with 100,000 shares issued upon the initiation of a registration statement and 300,000 shares upon the filing of a registration statement.

Q MATRIX, Inc.
Notes to Financial Statements
Years Ended December 31, 2003 and 2002
_____________________________________________________________________________


(12) Subsequent Events:

     Subsequent to year end, on July 1, 2004, the Board of Directors of the Company approved an exchange of the outstanding notes for new notes and warrants with the same terms as a private placement offering that was authorized at that time.

Q MATRIX, Inc.
Balance Sheet
September 30, 2004
(Unaudited)
____________________________________________________________________________

Assets

Current assets:
  Cash and cash equivalents                                   $     14,513
  Accounts receivable                                              131,381
  Contracts receivable                                             193,803
  Inventory                                                          3,149
  Deposits                                                           7,110
                                                              ------------
     Total current assets                                          349,956

  Property and equipment, net                                       23,892
                                                              ------------
     Total assets                                             $    373,848
                                                              ============

Liabilities and Stockholders' Deficit

Current liabilities:
  Accounts payable and accrued expenses                       $    764,601
  Deferred revenue                                                 173,728
  Shareholder loan                                                  50,000
                                                              ------------
     Total current liabilities                                     988,329

Convertible notes payable, related parties
  (net of unamortized discount of $5,775)                          144,225

Warrant Liabilities                                                  6,300
                                                              ------------
     Total liabilities                                           1,138,854
                                                              ------------
Stockholders' deficit:
  Preferred stock; $.001 par value, 5,000,000 shares
   authorized; 0 issued and outstanding                               -
  Common stock; $.001 par value, 10,000,000 shares
   authorized; 7,315,264                                             7,315
 Additional paid-in capital                                      9,291,023
 Accumulated deficit                                           (10,063,344)
                                                               -----------
     Total stockholders' deficit                                  (765,006)
                                                               -----------
                                                               $   373,848
                                                               ===========

Q MATRIX, Inc.
Statement of Operations and Accumulated Deficit
(Unaudited)
____________________________________________________________________________

                                               September 30,   September 30,
                                                   2004            2003
                                               -------------   -------------

Revenues                                         $ 879,184       $1,589,138
Cost of sales                                      490,999        1,038,239
                                                 ---------       ----------
Gross profit                                       388,185          550,899

Operating expenses:
  Sales and marketing                               33,337           50,725
  General and administrative                       801,892          677,183
                                                 ---------       ----------
Loss from operations                              (447,044)        (177,009)

Interest expense                                    10,002            5,407

Interest income                                         37               19
                                                 ---------       ----------
Loss before income taxes                          (457,009)        (182,397)

Provision for income taxes                            -                -
                                                 ---------       ----------
Net loss                                         $(457,009)      $ (182,397)
                                                 =========       ==========

Net loss per share (basic & diluted)             $  (0.062)      $   (0.025)
                                                 =========       ==========
Weighted average number of shares
 outstanding (basic & diluted)                   7,315,264        7,315,264
                                                 =========       ==========

Q MATRIX, Inc.
Statement of Cash Flows
Increase (Decrease) in Cash and Cash Equivalents
(Unaudited)
____________________________________________________________________________

                                               September 30,   September 30,
                                                   2004            2003
                                               -------------   -------------
Cash flows (used for) operating activities:
  Net loss                                       $(457,009)      $(182,397)
                                                 ---------       ---------
Adjustment to reconcile net loss to net cash
  used for operating activities:
   Depreciation                                      8,442          15,460
   Bad debt expense                                151,008             421
   Amortization of note discount                       525            -

Changes in assets and liabilities:
 (Increase) decrease in assets:
   Accounts receivable                              58,781         (55,376)
   Contracts receivable                             92,239         (16,223)
   Inventory                                         6,463          (4,617)
   Deposits                                           -                447

Increase (decrease) in liabilities:
  Accounts payable and accrued expenses            132,156         128,661
  Deferred revenue                                (155,403)         58,624
                                                 ---------       ---------
     Total adjustments                             294,211         127,397
                                                 ---------       ---------
     Net cash used for operating activities       (162,798)        (55,000)
                                                 ---------       ---------
Cash flows (used for) investing activities:
  Proceeds from loan, related party                 50,000            -
  Proceeds from convertible notes payable,
   related party                                    95,000            -
  Proceeds from note payable, related party           -             55,000
                                                 ---------       ---------
     Net cash provided by financing activities     145,000          55,000
                                                 ---------       ---------
Net decrease in cash                               (17,798)           -
Cash, beginning of period                           32,311           1,000
                                                 ---------       ---------
Cash, end of period                              $  14,513       $   1,000
                                                 =========       =========

Supplemental disclosure of cash flow information:
   Interest paid                                 $   1,823       $   3,592
                                                 =========       =========
Taxes paid                                       $    -          $    -
                                                 =========       =========
Supplemental disclosure of non-cash
  financing activities:
   Conversion of convertible note payable
    to new issuance                              $  55,000       $    -
                                                 =========       =========
   Discount to convertible note payable
    from allocation of proceeds to warrants
    issued with debt                             $   6,300       $     -
                                                 =========       =========

Q MATRIX, Inc.
Notes to Financial Statements
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies:

Basis of Presentation:

     The accompanying unaudited condensed financial statements of Q MATRIX, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to interim financial statements. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. The unaudited consolidated condensed financial statements should be read in conjunction with the December 31, 2003, audited consolidated financial statements and notes.

Organization and Business Activity:

     Managed Maintenance Systems, Inc. was incorporated in the state of Delaware on May 30, 1995. On November 13, 1995, the Company filed an amendment of Certificate of Incorporation to change its name to "Q MATRIX, Inc." The Company is a national distributor of re-manufactured printer toner cartridges. They service printers and other office equipment through their Preferred Provider Network.

Stock-Based Compensation:

     The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees. Under APB 25, the Company recognizes no compensation expense related to employee stock options, as no options are granted at a price below market price on the date of grant. The Company has also adopted SFAS 123, Accounting for Stock-Based Compensation. SFAS 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair-value method for which the Company uses the Black-Scholes option-pricing model.

     The Company's 1995 Incentive Stock Plan provides for a total of 2,000,000 shares of the Company's common stock to be reserved for issuance as incentive stock options to officers, directors, employees, and consultants of the Company at prices determined by the Board, which are generally not less than fair market value at the date of grant. Options granted generally expire in ten years from the date of the grant. However, if the optionee ceases to remain in service for any reason other than death or disability, then the exercise period for each outstanding option held by such optionee is limited to the three-month period following the date of cessation of service.

Q MATRIX, Inc.
Notes to Financial Statements
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies (Continued):

Stock-Based Compensation (Continued):

     Options may be granted for periods of up to ten years and at prices no less than 100% of the estimated fair market value of the shares on the date of grant as determined by the Board of Directors. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any employee under this plan may, for the first time, become exercisable as incentive stock options and in any one calendar year should not exceed $100,000. Also, the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. No option granted to a 10% stockholder shall have a maximum term in excess of five years from the grant date.

     As of September 30, 2004, the Company had granted stock options to employees outside the 1995 stock option plan under identical terms to options issued under the 1995 plan.

     A summary of all stock option activity is as follows:


                                                    Weighted   Weighted
                   Options   Options   Total        average    average
                   inside    outside   options      exercise   remaining
                   the plan  the plan  outstanding  price      life in years
                   --------  --------  -----------  --------   -------------
Balance at
 December 31, 2003
 and September 30,
 2004               758,933      -       758,933       0.22         7.4
                    =======     ===      =======       ====         ===

     Using the fair value model, there would have been no material compensation for expense to report under the provision of SFAS 123 and reporting requirements of SFAS 148.

     Earnings Per Share

     In accordance with SFAS No. 128 "Earnings Per Share," the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At September 30 2004, and December 31, 2003, the Company had outstanding warrants and options to purchase shares of common stock of 758,933, respectively, which were anti-dilutive.

Q MATRIX, Inc.
Notes to Financial Statements
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
_____________________________________________________________________________

(2)  Going Concern:

     The financial statements have been prepared on a going-concern basis in accordance with accounting principals generally accepted in the United States of America. As shown in the financial statements, the Company has incurred losses of $457,009 and $182,397 during the nine months ended September 30, 2004 and 2003, respectively. The Company as of September 30, 2004, has working capital deficit of $638,373, notes and other amounts due and/or past due, and an accumulated deficit of $10,063,344. Additionally the Company has lost significant customers which they have not yet replaced. Further, management is dependent on funds from borrowing and private equity funding.

     Management believes it will be successful in financing its operations for the next twelve months. However, until such time as these funds are obtained, there can be no assurance that sufficient funds will be available to finance its operations. This raises substantial doubt about the Company's ability to continue as a going concern. Without the funding of additional capital, it would be unlikely for the Company to continue as a going concern. It is Management's objective to seek additional capital and funding sources to finance its future operations.

     The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

(3)  Recent Accounting Pronouncements:

     In March 2004, the Financial Accounting Standards Board (FASB) approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of EITF 03-1 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

(4)  Accounts Payable and Accrued Expenses:

     Included in accounts payable and accrued expenses is approximately $50,000 of a book cash overdraft at September 30, 2003.

Q MATRIX, Inc.
Notes to Financial Statements
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
_____________________________________________________________________________

(5)  Loan, Related Party:

     As of September 30, 2004, the shareholder loan is comprised of an unsecured loan payable with interest payable at 10% per annum. The loan was paid off subsequent to year-end.

(6)  Convertible Notes Payable, Related Parties:

     As of September 30, 2004, convertible notes payable to related parties are comprised of unsecured notes payable issued to various officers, directors, and stockholders of the Company. The offering consisted of the sale of units at a price of $5,000 per unit, with each unit consisting of a 10% Convertible Note in the principal amount of $4,999 and a warrant to purchase shares of the Company's common stock. $150,000 of Convertible Notes Payable were issued during the period ending September 30, 2004, $55,000 of which were issued upon conversion of loans to shareholders. An additional $300,000 was raised subsequent to period end. The notes will bear interest at the simple rate of ten percent (10%) per year and be due and payable in full two years from the date of issuance. Interest is payable monthly. The notes may be converted, at the option of the holder, into shares of Common Stock upon the occurrence of a Private Investment in a Public Entity offering ("PIPE offering") that raises a minimum of $1.0 million. The conversion price shall be the same per share price as the PIPE offering. At this time the Company expects the stock price of the PIPE to be the same as the trading price of the Company's common stock. Each unit includes a warrant to purchase shares of the Company's Common Stock. The number of shares that may be purchased pursuant to each warrant will equal 150% of the number of shares a holder would receive if he or she converted their notes into shares of Common Stock. The warrants will become exercisable upon a closing of a PIPE offering in which gross proceeds of at least $1 million has been received, and will be exercisable for a period of twelve months thereafter. In connection with the sale of the final $300,000 of the offering to a group of investors, the Company entered into an agreement with the group to pledge the Company's assets as security for the convertible notes.

     The proceeds of the $150,000 debt issuance were allocated first to warrants based on their relative fair value which totaled $6,300 using the Black-Scholes option pricing model. Disclose the assumptions used, here or in note 7. The resulting discount of $6,300 will be amortized using the effective interest rate method over the term of the note.

     The convertible notes payable have a contingent beneficial conversion
feature if the Company successfully raises $1,000,000 in the PIPE.   The
beneficial conversion feature has been determined to be valued at $6,300 and will be recorded at such time as the PIPE is successfully completed, and the contingency is resolved.

Q MATRIX, Inc.
Notes to Financial Statements
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
_____________________________________________________________________________

(7)  Warranty Liability:

     In conjunction with raising capital through the sale of equity, the Company has issued various warrants that have registration rights for the underlying shares. As the contracts must be settled by the delivery of registered shares and the delivery of the registered shares are not controlled by the Company, pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet.

(8)  Common Stock Warrants:

     Common stock warrants for 507,292 of shares were previously issued in 1998 and 1999 in connection with debt agreements; these warrants expire between the years 2007 through 2008.

     The Company issued $225,000 of warrants in conjunction with the $150,000 of convertible debt during September 30, 2004 (Note 6). The warrants are exercisable for one year after the raising of $1,000,000 in a PIPE. The exercise price of the warrants will be the same price as the share price of the PIPE. As the final exercise price is not known as of the commitment date, the warrant value has been estimated using the assumption of the exercise price being the stock price on the commitment date, and the warrant value will be remeasured and adjusted at such time as the warrants become exercisable. The value of the warrants was estimated using the Black Scholes option pricing model with the following assumptions: average risk-free interest of 3.0%; dividend yield of 0%, 0% volatility factor as the company is not publicly traded; and a term of one year.

     The weighted average exercise price per share at September 30, 2004, was $1.05

(9)  Contingencies and Commitments:

     The Company, in the ordinary course of business, has various matters in litigation, none of which are deemed to have a material impact on operations.

     The Company entered into a consulting agreement with Hanover Capital Corporation to provide certain financial consulting services. The agreement provides that Hanover Capital Corporation is to receive compensation in the form of a $5,000 retainer and $5,000 per month thereafter and a total of 400,000 shares of the Company's common stock with 100,000 shares issued upon the initiation of a registration statement and 300,000 shares upon the filing of a registration statement.

Q MATRIX, Inc.
Notes to Financial Statements
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
_____________________________________________________________________________

(10)  Subsequent Events:

     The company raised approximately $300,000 in additional convertible notes payable subsequent to September 30, 2004 (see Note 6). Warrants of approximately $450,000 were issued with the convertible notes.

     In addition a significant customer with an annual sales contract of approximately $100,000 cancelled their service contracts with the company.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our certificate of incorporation includes provisions that limit the liability of our directors for monetary damages in breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. As a result our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

     *  any breach of their duty of loyalty to us or our stockholders;

     * acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     * unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided by Section 174 of the Delaware General Corporation Law; or

     * any transaction from which the director derived an improper personal benefit.

     Any amendment or repeal of these provisions would be only for future matters and would not adversely affect any limitation on the liability of a director existing at the time of the amendment or repeal.

     Our bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

     SEC Filing Fee ................................ $    13
     Printing Expenses .............................   1,000
     Accounting Fees and Expenses ..................  59,000
     Legal Fees and Expenses .......................  20,000
     Blue Sky Fees and Expenses ....................   1,000
     Miscellaneous .................................     487
                                                     -------

          Total .................................... $81,500
                                                     =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the last three years we sold securities listed below that were not registered under the Securities Act of 1933.

     During the period from July through October 2004, Q MATRIX raised $445,000 in gross proceeds a private offering of convertible notes and warrants. The offering consisted of the sale of units at a price of $5,000 per unit, with each unit consisting of a 10% Convertible Note in the principal amount of $4,999 and a warrant to purchase shares of our common stock. The


                                   II-1
notes will bear interest at the simple rate of ten percent (10%) per year and be due and payable in full two years from the date of issuance. Interest is payable monthly. The notes may be converted, at the option of the holder, into shares of our Common Stock upon the occurrence of a Private Investment in a Public Entity offering ("PIPE offering") undertaken by us that raises a minimum of $1.0 million. The conversion price shall be the same per share price as the PIPE offering. Each unit includes a warrant to purchase shares of our Common Stock. The number of shares that may be purchased pursuant to each warrant will equal 150% of the number of shares a holder would receive if he or she converted their notes into shares of Common Stock. The warrants will become exercisable upon a closing of a PIPE offering in which gross proceeds of at least $1 million has been received, and will be exercisable for a period of twelve months thereafter.

     The units were sold to a total of seven accredited investors. Among these investors are Daniel J. Brinker, Chairman of the Board, who invested $50,000; Lynn Brinker, a principal shareholder, who invested $50,000; and Dave Brinker, a principal shareholder who invested $25,000.

     Q MATRIX has agreed to pay Spencer Edwards, Inc., a registered broker-dealer, a commission equal to 10% of the amount raised in the private offering.

     In connection with this offering we relied on the exemptions provided by
Section 4(2) of the Securities Act of 1933 (the "Act"), and Rule 506 under the Act. We reasonably believe that all of these investors were "Accredited Investors," as defined under the Act, who had access to complete information concerning Q MATRIX. The investors acquired the units for investment purposes. A restrictive legend was placed on the securities issued.

     In February 2003, Daniel J. Brinker and Dr. Daniel F. O'Keeffe, Directors of Q MATRIX, and Lynn Brinker, who was then a Director of the Company, lent $30,000, $10,000 and $10,000 respectively to Q MATRIX. In August 2004 these notes, including the interest accrued thereon, were exchanged for notes and warrants with the same terms as the securities sold in the private offering described above. The original notes were secured by a security interest in the accounts receivable of Q MATRIX, but the security interest ended when the notes were exchanged. In connection with this offering we relied on the exemptions provided by Section 4(2) of the Act. We reasonably believe that the investors are "Accredited Investors" who had access to complete information concerning Q MATRIX. The investors acquired the units for investment purposes. A restrictive legend was placed on the securities issued.

     In January 2002, we issued 24,288 shares of our common stock upon the exercise of options held by Laurianne Meyer. The exercise price was $.25 per share. In connection with this offering we relied on the exemptions provided by Section 4(2) of the Securities Act of 1933. We reasonably believe that the investor was a "sophisticated investor" who had access to complete information concerning Q MATRIX. The investor acquired the shares for investment purposes. A restrictive legend was placed on the certificate issued.






                                   II-2



ITEM 27.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Number     Description
------     -----------

3.1        Certificate of Incorporation of Q MATRIX Inc., as amended

3.2        Bylaws of Q MATRIX Inc.

5 Opinion of Krys Boyle, P.C. regarding the legality of the securities being registered

10.1       1995 Stock Incentive Plan, as amended

10.2       Full Service Lease between Oak Valley Business Center and
           Q MATRIX, Inc.

10.3       Consulting Agreement with Hanover Capital Corporation

10.4       Form of 10% Convertible Notes

10.5       Form of Warrant to Purchase Common Stock

10.6       Letter Agreement with Bryan Klingler

10.7       Letter Agreement with Michael Walker

10.8       Form of Pledge Agreement for convertible note offering

23.1       Consent of Krys Boyle, P.C. - Contained in Exhibit 5

23.2       Consent of Stonefield Josephson, Inc., Certified Public Accountants

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   II-3

     The undersigned small business issuer will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.




































                                    II-4


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Santa Rosa, State of California, on the 22nd day of November 2004.

                                    Q MATRIX INC.



                                    By: /s/ Bryan Klingler
                                        Bryan Klingler, President



                                    By: /s/ Frank Sanchez
                                        Frank Sanchez, Chief Operating
                                        Officer and Principal Financial
                                        Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      TITLE                   DATE



/s/ Daniel J. Brinker             Chairman of the Board    November 22, 2004
Daniel J. Brinker



/s/ Michael R. Walker             Director                 November 22, 2004
Michael R. Walker



/s/ Thomas Hakel                  Director                 November 22, 2004
Thomas Hakel



/s/ Daniel O'Keefe                Director                 November 22, 2004
Daniel O'Keeffe